Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Second Quarter 2021 Financial Results

❖	General Insurance net premiums written grew 24% with Commercial Lines and Personal Insurance growth of 16% and 45%, respectively, from the prior year quarter

❖	Net income per diluted share of $0.11 compared to a loss of $9.15 in the prior year quarter and adjusted after-tax income attributable to AIG common shareholders* (AATI) per diluted share of $1.52 increased from $0.64 in the prior year quarter

❖	On July 14, 2021 AIG entered into a strategic partnership whereby Blackstone agreed to purchase a 9.9% equity stake in AIG’s Life and Retirement Business for $2.2 billion in cash, manage specified Life and Retirement assets in the future, and separately purchase affordable housing assets for $5.1 billion in cash

❖	AIG Board of Directors increased the share repurchase authorization to $6.0 billion, including approximately $0.9 billion that remained under the prior authorization

SECOND QUARTER NOTEWORTHY ITEMS

•	General Insurance adjusted pre-tax income (APTI) of $1.2 billion reflects improved underwriting results and higher net investment income; the combined ratio was 92.5, a 13.5 point improvement from the prior year quarter primarily due to lower catastrophe losses, net of reinsurance and reinstatement premiums.

•	The General Insurance accident year combined ratio, as adjusted*, was 91.1, a 3.8 point improvement from the prior year quarter due to improved North America and International Commercial Lines underwriting results.

•	Life and Retirement APTI was $1.1 billion reflecting strong net investment income and improved market conditions; Life and Retirement return on adjusted segment common equity* for the second quarter was 16.4%, on an annualized basis.

•	Net income attributable to AIG common shareholders was $91 million, or $0.11 per diluted common share, compared to a net loss of $7.9 billion, or $9.15 per common share, in the prior year quarter, which included the loss on sale of Fortitude Group Holdings LLC (Fortitude). The primary difference between GAAP and adjusted after-tax income is the accounting treatment of Fortitude net investment income and certain realized gains/losses.

•	AATI was $1.3 billion, or $1.52 per diluted common share, compared to $561 million, or $0.64 per diluted common share, in the prior year quarter.

•	As of June 30, 2021, book value per common share was $76.73, an increase of 0.4% from December 31, 2020. Adjusted book value per common share* was $60.07, an increase of 5.4% from December 31, 2020. Adjusted tangible book value per share* was $54.24, an increase of 6.0% from December 31, 2020.

•	Return on common equity (ROCE) and Adjusted ROCE* were 0.6% and 10.5%, respectively, on an annualized basis for the second quarter of 2021.

•	On July 14, 2021 AIG announced a strategic partnership with The Blackstone Group (Blackstone) whereby Blackstone agreed to purchase a 9.9% equity stake in AIG’s Life and Retirement business for $2.2 billion in cash, entered into a strategic asset management relationship to manage certain specified Life and Retirement general account assets in the future and agreed to acquire AIG’s interests in a U.S. affordable housing portfolio for approximately $5.1 billion in cash.

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

NEW YORK, August 5, 2021 – American International Group, Inc. (NYSE: AIG) today reported financial results for the second quarter ended June 30, 2021.

AIG President and CEO Peter Zaffino said: “We had another outstanding quarter with our businesses performing extremely well while we continue to make significant progress on strategic priorities and position AIG for sustainable profitable growth over the long-term. General Insurance delivered excellent results, Life and Retirement was once again a meaningful contributor, and we accelerated work on AIG 200 and the separation of Life and Retirement from AIG.

“This exceptional performance is the direct result of the hard work and dedication of AIG colleagues around the world who pursue excellence in everything we do and strive to create value for clients, distribution partners, shareholders, and our other stakeholders.

“In General Insurance, net premiums written grew by an impressive 24%, driven by improved retention, outstanding levels of new business, and continued improvement in rate. We also reported another quarter of strong underwriting profitability, with a combined ratio of 92.5 inclusive of catastrophe losses, and 91.1, as adjusted, a 380-basis point improvement from the adjusted combined ratio in the second quarter of 2020.

“In Life and Retirement, adjusted pre-tax income increased 26% to $1.1 billion driven by investment returns and improving market conditions.

“In July, we announced a strategic partnership with Blackstone whereby Blackstone will purchase a 9.9% equity stake in Life and Retirement for $2.2 billion in cash and manage certain specified Life and Retirement general account assets. This investment represents 1.1x of target pro forma adjusted book value and validates Life and Retirement’s industry leading position. In addition, a long-term perpetual vehicle affiliated with Blackstone will purchase certain of our Affordable Housing assets for $5.1 billion in cash.

“These transactions, together with our strong liquidity position at June 30 of $7.2 billion, will generate significant additional capital for AIG to deploy towards our near term capital management priorities, which are de-levering, returning capital to shareholders, and investing in organic growth.

“Given our strong balance sheet and liquidity, the AIG Board of Directors increased our current share buyback authorization to $6 billion, inclusive of the approximately $900 million that was remaining under the prior authorization. In the second half of 2021, we expect to repurchase at least $2 billion in common stock and reduce debt outstanding by $2.5 billion.

“We have incredible momentum as we head into the second half of the year and I am confident that we will continue to execute on our transformation and growth strategy. I am immensely proud of what our team has achieved and the progress we are making on our journey to become a top performing company.”

FOR IMMEDIATE RELEASE

For the second quarter of 2021, net income attributable to AIG common shareholders was $91 million, or $0.11 per diluted common share, compared to a net loss of $7.9 billion, or $9.15 per common share, in the prior year quarter. The increase was primarily due to the recognition of an $8.4 billion loss from the sale and deconsolidation of Fortitude on June 2, 2020; lower net realized losses; higher net investment income; significantly lower catastrophe losses, net of reinsurance (CATs); and overall strong General Insurance underwriting results. These pre-tax increases were partially offset by $1.9 billion higher income tax expense with $1.7 billion attributable to the tax benefit on the deconsolidation of Fortitude in 2020.

AATI was $1.3 billion, or $1.52 per diluted common share, for the second quarter of 2021 compared to $561 million, or $0.64 per diluted common share, in the prior year quarter. The increase was primarily due to significantly lower CATs and overall strong General Insurance underwriting results.

Total consolidated net investment income for the second quarter of 2021 was $3.7 billion, up 9% from $3.4 billion in the prior year quarter primarily due to strong private equity returns, partially offset by lower gains on fair value option bonds. Total net investment income on an APTI basis* was $3.2 billion, a decrease of $16 million compared to the prior year quarter, which included $378 million related to two months of investment income on Fortitude assets prior to the sale's close. Excluding this amount, second quarter 2021 total net investment income on an APTI basis increased 13%, or $362 million, reflecting higher private equity returns.

Book value per common share was $76.73 as of June 30, 2021, an increase of 0.4% from December 31, 2020 and 6.0% from March 31, 2021, primarily due to changes in accumulated other comprehensive income. Adjusted book value per common share was $60.07, an increase of 5.4% from December 31, 2020 and 2.4% from March 31, 2021 reflecting growth in retained earnings from net income in excess of dividends and share repurchases. Adjusted tangible book value per share was $54.24, an increase of 6.0% from December 31, 2020 and 2.6% from March 31, 2021.

As of June 30, 2021, AIG Parent liquidity was approximately $7.2 billion. AIG repurchased approximately 5 million shares of AIG common stock during the second quarter for an aggregate purchase price of $230 million, completing our prior commitment to repurchase $500 million in the first half of 2021. On August 3, 2021, AIG’s Board of Directors increased the Company’s share repurchase authorization to $6.0 billion, inclusive of the approximately $0.9 billion that remained under the prior share repurchase authorization. Additionally, in second quarter of 2021 AIG repurchased, through cash tender offers, and canceled, approximately $254 million aggregate principal amount of certain notes and debentures issued or guaranteed by AIG for an aggregate purchase price of approximately $359 million. AIG’s total debt and preferred stock to total capital leverage at June 30, 2021 was 27.0%.

FOR IMMEDIATE RELEASE

Today, the AIG Board of Directors declared a quarterly cash dividend of $0.32 per share on AIG Common Stock (NYSE: AIG), par value $2.50 per share. The dividend is payable on September 30, 2021 to stockholders of record at the close of business on September 16, 2021.

The AIG Board of Directors also declared a quarterly cash dividend of $365.625 per share on AIG Series A 5.85% Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25,000 per share, which is represented by depositary shares (NYSE: AIG PRA), each representing a 1/1,000th interest in a share of preferred stock. Holders of depositary shares will receive $0.365625 per depositary share. The dividend is payable on September 15, 2021 to holders of record at the close of business on August 31, 2021.

FINANCIAL SUMMARY

	Three Months Ended June 30,
($ in millions, except per common share amounts)	2021	2020
Net income (loss) attributable to AIG common shareholders	$91	$(7,936)
Net income (loss) per diluted share attributable to AIG common shareholders (a)	$0.11	$(9.15)

Adjusted pre-tax income (loss)	$1,708	$791
General Insurance	1,194	175
Life and Retirement	1,124	895
Other Operations	(610)	(279)

Net investment income	$3,675	$3,366
Net investment income, APTI basis	3,182	3,198

Adjusted after-tax income attributable to AIG common shareholders	$1,331	$561
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.52	$0.64

Weighted average common shares outstanding - diluted (in millions) (a)	872.9	867.0

Return on common equity	0.6%	NM
Adjusted return on common equity	10.5%	4.5%

Book value per common share	$76.73	$71.68
Adjusted book value per common share	$60.07	$55.90

Common shares outstanding (in millions)	854.9	861.4

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three-month period ended June 30, 2020 because we reported a net loss attributable to AIG common shareholders from continuing operations in that period.

All comparisons are against the second quarter of 2020, unless otherwise indicated. Refer to the AIG Second Quarter 2021 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

GENERAL INSURANCE

	Three Months Ended June 30,
($ in millions)	2021	2020	Change
Gross premiums written	$9,503	$8,474	12%

Net premiums written	$6,860	$5,549	24%
North America	3,156	2,153	47
North America Commercial Lines	2,655	2,303	15
North America Personal Insurance	501	(150)	NM
International	3,704	3,396	9
International Commercial Lines	2,062	1,769	17
International Personal Insurance	1,642	1,627	1

Underwriting income (loss)	$463	$(343)	NM	%
North America	169	(439)	NM
North America Commercial Lines	162	(405)	NM
North America Personal Insurance	7	(34)	NM
International	294	96	206
International Commercial Lines	218	7	NM
International Personal Insurance	76	89	(15)

Net investment income, APTI basis	$731	$518	41%
Adjusted pre-tax income	$1,194	$175	NM	%
Return on adjusted segment common equity	12.3%	0.3%	12.0	pts

Underwriting ratios:
North America Combined Ratio (CR)	93.7	117.8	(24.1	)pts
North America Commercial Lines CR	93.0	119.4	(26.4)
North America Personal Insurance CR	98.1	108.7	(10.6)
International CR	91.8	97.1	(5.3)
International Commercial Lines CR	88.7	99.5	(10.8)
International Personal Insurance CR	95.2	94.3	0.9
General Insurance (GI) CR	92.5	106.0	(13.5)

GI Loss ratio	61.3	72.6	(11.3	)pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(2.1)	(11.9)	9.8
Prior year development	0.7	0.8	(0.1)
GI Accident year loss ratio, as adjusted	59.9	61.5	(1.6)
GI Expense ratio	31.2	33.4	(2.2)
GI Accident year combined ratio, as adjusted (AYCR, as adjusted)	91.1	94.9	(3.8)

Accident year combined ratio, as adjusted (AYCR, as adjusted):
North America AYCR, as adjusted	92.4	98.6	(6.2	)pts
North America Commercial Lines AYCR, as adjusted	91.2	97.4	(6.2)
North America Personal Insurance AYCR, as adjusted	100.1	104.8	(4.7)
International AYCR	90.2	92.1	(1.9)
International Commercial Lines AYCR, as adjusted	86.9	90.6	(3.7)
International Personal Insurance AYCR, as adjusted	94.0	93.5	0.5

FOR IMMEDIATE RELEASE

General Insurance

•	Net premiums written in the second quarter of 2021 increased 24% (20% on a constant dollar basis) to $6.9 billion from the prior year quarter partially driven by strong North America Commercial Lines and International Commercial Lines growth of 15% and 17% (10% on a constant dollar basis), respectively, reflecting strong rate improvement, higher renewal retentions and strong new business production. Additionally, North America Personal Insurance net premiums written growth reflects the combined impact of the creation of Syndicate 2019 and cessions placed on AIG’s Private Client Group (PCG) business in the prior year quarter and growth in Travel and Warranty business driven by a rebound in travel activity and increased consumer spending. International Personal Insurance net premiums written grew 1% (down 2% on a constant dollar basis) compared to the prior year quarter primarily due to the impact of COVID-19 within the Accident & Health and Personal Auto business as well as remediation in Personal Property, partially offset by growth in the Warranty business.

•	Second quarter 2021 APTI was $1.2 billion, an increase of $1.0 billion from $175 million in the prior year quarter due to a significant improvement in underwriting results and higher net investment income. Underwriting income was $463 million in the second quarter of 2021 compared to an underwriting loss of $343 million in the prior year quarter, and net investment income increased 41% to $731 million from the prior year quarter driven by alternative investments. The underwriting income included $118 million of CATs, compared to $674 million in the prior year quarter, which included $458 million of estimated COVID-19 losses. The current period also included favorable net prior year loss reserve development, net of reinsurance (PYD) of $51 million, including $49 million of favorable amortization from the Adverse Development Cover (ADC), which was lower by $23 million compared to the prior year quarter.

•	General Insurance continued to generate improved underwriting results, with a combined ratio of 92.5, a 13.5 point decrease from 106.0 in the prior year quarter, driven by both Commercial Lines and Personal Insurance. The improvement reflects significantly lower CATs and overall strong underwriting results driven by improvements to both the loss and expense ratios of 11.3 points and 2.2 points, respectively. The General Insurance accident year combined ratio, as adjusted, was 91.1, an improvement of 3.8 points from the prior year quarter, and was comprised of a 59.9 accident year loss ratio, as adjusted*, and an expense ratio of 31.2. The General Insurance accident year loss ratio improved by 1.6 points reflecting commercial underwriting actions previously taken to improve business mix and quality of the portfolio. The General Insurance total expense ratio improved 2.2 points from the prior year quarter and was comprised of an acquisition ratio of 19.1 and general operating expense (GOE) ratio of 12.1. General Insurance GOE decreased 2% (4% on a constant dollar basis) to $753 million compared to the prior year quarter reflecting continued expense discipline and benefits from AIG 200.

•	Commercial Lines underwriting results continued to show strong improvement due to improved business mix and top-line growth along with continued rate increases that drove better General Insurance underwriting results. The accident year combined ratio, as adjusted, for North America Commercial Lines improved 6.2 points to 91.2 and for International Commercial Lines improved 3.7 points to 86.9.

•	Personal Insurance underwriting results also improved driven by North America. The North America Personal Insurance accident year combined ratio, as adjusted, improved 4.7 points to 100.1 compared to the prior year quarter due to changes in business mix driven by changes to AIG’s PCG business and rebound in travel insurance premiums. The International Personal Insurance accident year combined ratio, as adjusted, increased 0.5 points to 94.0 reflecting 1.9 points increase in the accident year loss ratio, as adjusted, to 54.0 compared to the prior year quarter, partially offset by a 1.4 point improvement in the expense ratio to 40.0.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT

	Three Months Ended
	June 30,
($ in millions, except as indicated)	2021	2020	Change
Adjusted pre-tax income (loss)	$1,124	$895	26%
Individual Retirement	617	549	12
Group Retirement	347	214	62
Life Insurance	20	2	NM
Institutional Markets	140	130	8

Premiums & fees	$2,417	$2,350	3%
Individual Retirement	273	243	12
Group Retirement	134	103	30
Life Insurance	887	868	2
Institutional Markets	1,123	1,136	(1)

Premiums and deposits	$9,035	$5,718	58%
Individual Retirement	3,978	1,794	122
Group Retirement	2,255	1,670	35
Life Insurance	1,161	1,119	4
Institutional Markets	1,641	1,135	45

Net flows	$(306)	$(1,744)	82%
Individual Retirement*	(77)	(1,501)	95
Group Retirement	(229)	(243)	6

Net investment income, APTI basis	$2,376	$2,099	13%
Return on adjusted segment common equity	16.4%	13.5%	2.9	pts

* Includes Retail Mutual Funds

Life and Retirement

•	Life and Retirement reported APTI of $1.1 billion for the second quarter of 2021, up 26% from $895 million in the prior year quarter; all segments posted higher APTI compared to the prior year. The increase was due to favorable impacts from equity market performance, which drove higher alternative investment returns, principally in private equity, and higher fee income; partially offset by higher deferred policy acquisition costs and sales inducement assets amortization and reserves. Additionally, second quarter 2021 results had lower favorable short-run impacts from interest rates and credit spreads as the prior year quarter included a large yield enhancement while the current year quarter included higher call and tender income and commercial mortgage loan prepayments. Life Insurance APTI of $20 million, up $18 million from $2 million in the prior year quarter is driven, in part, due to lower COVID-19 mortality in the second quarter of 2021.

•	Premiums were $1.6 billion, flat compared to the prior year quarter driven by growth in International Life and Pension Risk Transfer premiums, partially offset by lower Structured Settlement premiums. Premiums and deposits increased 58%, or $3.3 billion, from the prior year quarter to $9.0 billion due to the recovery from broad industry-wide sales disruption resulting from COVID-19. In addition, Institutional Markets deposits grew driven by a large Guaranteed Investment Contract issuance in the second quarter of 2021.

FOR IMMEDIATE RELEASE

•	Individual and Group Retirement net flows were negative $306 million, a significant improvement of $1.4 billion from the prior year quarter. Excluding Retail Mutual Funds, Individual Retirement recorded net inflows of $556 million compared to net outflows of $684 million in the prior year quarter, largely due to recovery from the broad industry-wide sales disruption resulting from COVID-19. The sale of certain AIG Life and Retirement retail mutual funds business to Touchstone was completed on July 16, 2021. In the Group Retirement business, net flows were negative $229 million, slightly better than the negative $243 million in the prior year quarter reflecting higher group acquisition deposits, partially offset by higher surrenders and withdrawals.

OTHER OPERATIONS

	Three Months Ended
	June 30,
($ in millions)	2021	2020	Change
Corporate and Other	$(617)	$(248)	(149)%
Asset Management	101	(84)	NM
Adjusted pre-tax loss before consolidation and eliminations	(516)	(332)	(55)
Consolidation and eliminations	(94)	53	NM
Adjusted pre-tax loss	$(610)	$(279)	(119)%

Other Operations

•	Second quarter APTL was $610 million, including $94 million of reductions from consolidation and eliminations, compared to APTL of $279 million, including a $53 million addition from consolidation and eliminations, in the prior year quarter. The increase in consolidation and eliminations APTL reflects the impact of consolidated investment entities.

•	Before consolidation and eliminations, the increase in APTL primarily reflects the impact of Fortitude, which was sold and deconsolidated in the second quarter of 2020 and had APTI of $96 million in the second quarter of 2020. Additionally, second quarter 2021 results also include net unfavorable PYD of $65 million, primarily related to Blackboard and other run-off businesses, and increased incentive program accrual to reflect strong performance to date.

FOR IMMEDIATE RELEASE

LIFE AND RETIREMENT SEPARATION

•	On October 26, 2020, AIG announced its intention to separate its Life and Retirement business from AIG.

•	On July 14, 2021, AIG and Blackstone announced that they have reached a definitive agreement for Blackstone to acquire a 9.9 percent equity stake in SAFG Retirement Services, Inc. (SAFG), which is the holding company for AIG’s Life and Retirement business for $2.2 billion in an all cash transaction, subject to adjustment if the final pro forma adjusted book value is greater or lesser than the target pro forma adjusted book value. As part of this agreement, AIG also agreed to enter into a long-term strategic asset management relationship with Blackstone to manage an initial $50 billion of Life and Retirement’s existing investment portfolio upon closing of the equity investment, with that amount increasing by increments of $8.5 billion per year for the next five years beginning in the third or fourth quarter of 2022, for an aggregate of $92.5 billion. Following the closing of the transaction, Blackstone will be entitled to designate one member of the board of directors of the Life and Retirement holding company, which will consist of 11 directors. Pursuant to the definitive agreement, Blackstone will be required to hold its ownership interest in SAFG following the completion of the separation of the Life and Retirement business, subject to exceptions permitting Blackstone to sell 25%, 67% and 75% of its shares after the first, second and third anniversaries, respectively, of the initial public offering of SAFG (the IPO), with the transfer restrictions terminating in full on the fifth anniversary of the IPO. In the event that the IPO of SAFG is not completed prior to the second anniversary of the closing of the transaction, Blackstone will have the right to require AIG to undertake the IPO, and in the event that the IPO has not been completed prior to the third anniversary of the closing, Blackstone will have the right to exchange all or a portion of its ownership interest in SAFG for shares of AIG’s common stock on the terms set forth in the definitive agreement. These transactions are subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and are expected to close in the third quarter of 2021. While we currently believe the IPO is the next step in the separation of the Life and Retirement business from AIG, no assurance can be given regarding the form that future separation transactions may take or the specific terms or timing thereof, or that a separation will in fact occur. Any separation transaction will be subject to the satisfaction of various conditions and approvals, including approval by the AIG Board of Directors, receipt of insurance and other required regulatory approvals, and satisfaction of any applicable requirements of the Securities and Exchange Commission.

•	Additionally, AIG and BREIT, a long-term, perpetual capital vehicle affiliated with Blackstone, announced that they have reached a definitive agreement for BREIT to acquire AIG’s interests in a U.S. affordable housing portfolio for approximately $5.1 billion, subject to certain adjustments, in an all cash transaction. This transaction is subject to customary closing conditions and is expected to close in the fourth quarter of 2021.

CONFERENCE CALL

AIG will host a conference call tomorrow, Friday, August 6, 2021 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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FOR IMMEDIATE RELEASE

Additional supplementary financial data is available in the Investors section at www.aig.com.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophes, such as the COVID-19 crisis, and macroeconomic events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	AIG’s ability to successfully separate the Life and Retirement business from AIG and the impact any separation may have on AIG, its businesses, employees, contracts and customers;

•	AIG’s ability to close the transactions announced as part of a strategic partnership with Blackstone;

•	changes in market and industry conditions, including the significant global economic downturn, volatility in financial and capital markets, fluctuations in interest rates, prolonged economic recovery and disruptions to AIG’s operations driven by COVID-19 and responses thereto, including new or changed governmental policy and regulatory actions;

•	the occurrence of catastrophic events, both natural and man-made, including COVID-19, other pandemics, civil unrest and the effects of climate change;

•	the adverse impact of COVID-19, including with respect to AIG’s business, financial condition and results of operations;

•	AIG’s ability to effectively execute on AIG 200 transformational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;

•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities, the likelihood of which may increase due to extended remote business operations as a result of COVID-19;

•	disruptions in the availability of AIG's electronic data systems or those of third parties;
•	actions by rating agencies with respect to our credit and financial strength ratings;

•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;

•	changes to the valuation of AIG’s investments;

•	changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;

•	availability and affordability of reinsurance;

•	the effectiveness of our risk management policies and procedures, including with respect to our business continuity and disaster recovery plans;

FOR IMMEDIATE RELEASE

•	nonperformance or defaults by counterparties, including Fortitude Reinsurance Company Ltd. (Fortitude Re);

•	changes in judgments concerning potential cost-saving opportunities;

•	concentrations in AIG’s investment portfolios;

•	changes to our sources of or access to liquidity;

•	changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;

•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;

•	significant legal, regulatory or governmental proceedings; and

•	such other factors discussed in Part I, Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (which will be filed with the Securities and Exchange Commission), Part I, Item 2. MD&A of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2020.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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FOR IMMEDIATE RELEASE

COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2020 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) is used to show the amount of AIG’s net worth on a per-common share basis after eliminating items that can fluctuate significantly from period to period including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG post deconsolidation of Fortitude Re (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

Book Value per Common Share, Excluding Goodwill, Value of Business Acquired (VOBA), Value of Distribution Channel Acquired (VODA), Other Intangible Assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and Deferred Tax Assets (DTA) (Adjusted Tangible Book Value per Common Share) is used to provide more accurate measure of the realizable value of shareholder on a per-common share basis. Adjusted Tangible Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding intangible assets, AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets, and DTA (Adjusted Tangible Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. In addition, AIG adjusts for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

FOR IMMEDIATE RELEASE

General Insurance and Life and Retirement Adjusted Segment Common Equity is based on segment equity adjusted for the attribution of debt and preferred stock (Segment Common Equity) and is consistent with AIG’s Adjusted Common Shareholders’ Equity definition.

General Insurance and Life and Retirement Return on Adjusted Segment Common Equity – Adjusted After-tax Income (Return on Adjusted Segment Common Equity) is used to show the rate of return on Adjusted Segment Common Equity. Return on Adjusted Segment Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Segment Common Equity.

Adjusted After-tax Income Attributable to General Insurance and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from APTI. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal allocation model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•	changes in fair value of securities used to hedge guaranteed living benefits;

•	changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized gains and losses;

•	changes in the fair value of equity securities;

•	net investment income on Fortitude Re funds withheld assets;

•	following deconsolidation of Fortitude Re, net realized gains and losses on Fortitude Re funds withheld assets;

•	loss (gain) on extinguishment of debt;

•	all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•	income or loss from discontinued operations;

•	net loss reserve discount benefit (charge);

•	pension expense related to a one-time lump sum payment to former employees;

•	income and loss from divested businesses;

•	non-operating litigation reserves and settlements;

•	restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•	the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•	integration and transaction costs associated with acquiring or divesting businesses;

•	losses from the impairment of goodwill; and

•	non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;

•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and

•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized gains (losses) and other charges from noncontrolling interests.

See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

FOR IMMEDIATE RELEASE

Accident year loss and Accident year combined ratios, as adjusted: both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

b)	Acquisition ratio = Total acquisition expenses ÷ NPE

c)	General operating expense ratio = General operating expenses ÷ NPE

d)	Expense ratio = Acquisition ratio + General operating expense ratio

e)	Combined ratio = Loss ratio + Expense ratio

f)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio

g)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]

h)	Accident year combined ratio, as adjusted = AYLR + Expense ratio

i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#     #     #

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income

	Three Months Ended June 30,
	2021				2020
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$147	$(3)	$-	$150	$(9,661)	$(1,896)	$-	$(7,766)
Noncontrolling interests	-	-	(51)	(51)	-	-	(162)	(162)
Pre-tax income (loss)/net income (loss) attributable to AIG	147	(3)	(51)	99	(9,661)	(1,896)	(162)	(7,928)
Dividends on preferred stock				8				8
Net income (loss) attributable to AIG common shareholders				91				(7,936)
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	(35)	-	35	-	(206)	-	206
Deferred income tax valuation allowance releases(b)	-	25	-	(25)	-	183	-	(183)
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(2)	-	(11)	(16)	(4)	-	(12)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	(120)	(25)	-	(95)	(255)	(53)	-	(202)
Changes in the fair value of equity securities	13	3	-	10	(56)	(12)	-	(44)
Loss on extinguishment of debt	106	23	-	83	-	-	-	-
Net investment income on Fortitude Re funds withheld assets	(507)	(107)	-	(400)	(116)	(24)	-	(92)
Net realized gains on Fortitude Re funds withheld assets	(173)	(37)	-	(136)	(96)	(20)	-	(76)
Net realized losses on Fortitude Re funds withheld embedded derivative	2,056	431	-	1,625	837	176	-	661
Net realized losses(c)	59	17	-	42	1,607	367	-	1,240
Loss from discontinued operations	-	-	-	-	-	-	-	1
Loss from divested businesses	1	-	-	1	8,412	1,657	-	6,755
Non-operating litigation reserves and settlements	-	-	-	-	-	-	-	-
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(65)	(14)	-	(51)	(33)	(7)	-	(26)
Net loss reserve discount charge	22	5	-	17	16	3	-	13
Integration and transaction costs associated with acquiring or divesting businesses	35	7	-	28	4	1	-	3
Restructuring and other costs	126	26	-	100	134	28	-	106
Non-recurring costs related to regulatory or accounting changes	21	4	-	17	14	3	-	11
Noncontrolling interests primarily related to net realized gains (losses) of Fortitude Holdings' standalone results(d)	-	-	-	-	-	-	136	136
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,708	$318	$(51)	$1,331	$791	$196	$(26)	$561

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (continued)

	Six Months Ended June 30,
	2021				2020
			Noncontrolling				Noncontrolling
	Pre-tax	Tax Effect	Interests(d)	After-tax	Pre-tax	Tax Effect	Interests(d)	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$4,875	$795	$-	$4,080	$(7,103)	$(992)	$-	$(6,112)
Noncontrolling interests	-	-	(105)	(105)	-	-	(67)	(67)
Pre-tax income (loss)/net income (loss) attributable to AIG	4,875	795	(105)	3,975	(7,103)	(992)	(67)	(6,179)
Dividends on preferred stock				15				15
Net income (loss) attributable to AIG common shareholders				3,960				(6,194)
Adjustments:
Changes in uncertain tax positions and other tax adjustments(a)	-	866	-	(866)	-	(211)	-	211
Deferred income tax valuation allowance charges(b)	-	(661)	-	661	-	(100)	-	100
Changes in fair value of securities used to hedge guaranteed living benefits	(35)	(7)	-	(28)	(9)	(2)	-	(7)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized gains (losses)	83	18	-	65	283	60	-	223
Changes in the fair value of equity securities	(9)	(2)	-	(7)	135	28	-	107
Loss on extinguishment of debt	98	21	-	77	17	4	-	13
Net investment income on Fortitude Re funds withheld assets	(993)	(209)	-	(784)	(116)	(24)	-	(92)
Net realized gains on Fortitude Re funds withheld assets	(346)	(73)	-	(273)	(96)	(20)	-	(76)
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	(326)	(68)	-	(258)	837	176	-	661
Net realized gains(c)	(568)	(128)	-	(440)	(1,887)	(398)	-	(1,489)
Loss from discontinued operations	-	-	-	-	-	-	-	1
(Income) loss from divested businesses	(6)	(1)	-	(5)	8,628	1,702	-	6,926
Non-operating litigation reserves and settlements	-	-	-	-	(6)	(1)	-	(5)
Favorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	(84)	(18)	-	(66)	(41)	(9)	-	(32)
Net loss reserve discount (benefit) charge	(10)	(2)	-	(8)	72	15	-	57
Integration and transaction costs associated with acquiring or divesting businesses	44	9	-	35	6	1	-	5
Restructuring and other costs	200	42	-	158	224	47	-	177
Non-recurring costs related to regulatory or accounting changes	41	8	-	33	27	6	-	21
Noncontrolling interests primarily related to net realized gains (losses) of Fortitude Holdings' standalone results(d)	-	-	-	-	-	-	59	59
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$2,964	$590	$(105)	$2,254	$971	$282	$(8)	$666

(a) Six months ended June 30, 2021 includes the recent completion of audit activity by the Internal Revenue Service.
(b) Six months ended June 30, 2021 includes an increase in the valuation allowance against a portion of certain tax attribute carryforwards of AIG's U.S. federal consolidated income tax group, as well as net valuation allowance release in certain foreign jurisdictions.
(c) Includes all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(d) Prior to June 2, 2020, noncontrolling interests was primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle was allocated 19.9 percent of Fortitude Holdings’ standalone financial results through the June 2, 2020 closing date of the sale of a majority of the interests in Fortitude Holdings. Fortitude Holdings’ results were mostly eliminated in AIG’s consolidated income from continuing operations given that its results arose from intercompany transactions. Noncontrolling interests was calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results was the change in fair value of the embedded derivatives which changes with movements in interest rates and credit spreads, and which was recorded in net realized gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized gains and losses are excluded from noncontrolling interests. Subsequent to the Majority Interest Fortitude Sale, AIG owns 3.5 percent of Fortitude Holdings and no longer consolidates Fortitude Holdings in its financial statements as of such date. The minority interest in Fortitude Holdings is carried at cost within AIG’s Other invested assets, which was $100 million as of June 30, 2021.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended June 30,				Six Months Ended June 30,
Income (loss) per common share:	2021	2020	% Inc. (Dec.)		2021	2020	% Inc. (Dec.)
Basic
Income (loss) from continuing operations	$0.11	$(9.15)	NM	%	$4.58	$(7.11)	NM	%
Income from discontinued operations	-	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.11	$(9.15)	NM		$4.58	$(7.11)	NM
Diluted
Income (loss) from continuing operations	$0.11	$(9.15)	NM		$4.53	$(7.11)	NM
Income from discontinued operations	-	-	NM		-	-	NM
Net income (loss) attributable to AIG common shareholders	$0.11	$(9.15)	NM		$4.53	$(7.11)	NM
Adjusted after-tax income attributable to AIG common shareholders per diluted share (a)	$1.52	$0.64	137.5%		$2.58	$0.76	239.5%
Weighted average shares outstanding:
Basic	862.9	867.0			865.5	870.6
Diluted (a)	872.9	867.0			874.6	870.6

(a) For the three- and six-month periods ended June 30, 2020, because we reported net losses attributable to AIG common shareholders, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. However, because we reported adjusted after-tax income attributable to AIG common shareholders, the calculation of adjusted after-tax income per diluted share attributable to AIG common shareholders includes 3,226,882 dilutive shares and 3,939,732 dilutive shares for the three- and six-month periods ended June 30, 2020, respectively.

Reconciliation of Book Value per Common Share

As of period end:	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
Total AIG shareholders' equity	$66,083	$62,679	$66,362	$62,234
Less: Preferred equity	485	485	485	485
Total AIG common shareholders' equity (a)	65,598	62,194	65,877	61,749
Less: Accumulated other comprehensive income (AOCI)	10,209	6,466	13,511	9,169
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	3,341	2,246	4,657	4,215
Less: Deferred tax assets (DTA)*	7,374	7,539	7,907	8,643
Total adjusted AIG common shareholders' equity (b)	$51,356	$50,435	$49,116	$48,152
Less: Intangible assets:
Goodwill	4,083	4,079	4,074	3,983
Value of business acquired	121	123	126	121
Value of distribution channel acquired	477	487	497	517
Other intangibles	305	309	319	323
Total intangible assets	4,986	4,998	5,016	4,944
Total adjusted tangible common shareholders' equity (c)	$46,370	$45,437	$44,100	$43,208
Total common shares outstanding (d)	854.9	859.4	861.6	861.4

	June 30,	March 31,	% Inc.	December 31,	% Inc.	June 30,	% Inc.
As of period end:	2021	2020	(Dec.)	2020	(Dec.)	2020	(Dec.)
Book value per common share (a÷d)	$76.73	$72.37	6.0%	$76.46	0.4%	$71.68	7.0%
Adjusted book value per common share (b÷d)	60.07	58.69	2.4	57.01	5.4	55.90	7.5
Adjusted tangible book value per common share (c÷d)	54.24	52.87	2.6	51.18	6.0	50.16	8.1

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Common Equity

	Three Months Ended June 30,
	2021	2020
Actual or Annualized net income attributable to AIG common shareholders (a)	$364	$(31,744)
Actual or Annualized adjusted after-tax income attributable to AIG common shareholders (b)	$5,324	$2,244
Average AIG common shareholders' equity (c)	$63,896	$60,719
Less: Average AOCI	8,338	4,088
Add: Average cumulative unrealized gains and losses related to Fortitude Re Funds Withheld Assets	2,794	2,108
Less: Average DTA*	7,457	8,589
Average adjusted common shareholders' equity (d)	$50,895	$50,150
ROCE (a÷c)	0.6%	NM
Adjusted return on common equity (b÷d)	10.5%	4.5%

* Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.

Reconciliation of Net Investment Income

	Three Months Ended
	June 30,
	2021	2020
Net investment income per Consolidated Statements of Operations	$3,675	$3,366
Changes in fair value of securities used to hedge guaranteed living benefits	(13)	(14)
Changes in the fair value of equity securities	13	(56)
Net investment income on Fortitude Re funds withheld assets	(507)	(116)
Net realized gains (losses) related to economic hedges and other	14	18
Total Net investment income - APTI Basis	$3,182	$3,198
Less: Impact of Fortitude Re prior to deconsolidation	-	(378)
Total Net investment income - APTI Basis, excluding the impact of Fortitude Re for all periods, including periods prior to deconsolidation	$3,182	$2,820

Net Premiums Written - Change in Constant Dollar

	Three Months Ended June 30, 2021
General Insurance	General Insurance	International - Commercial Lines	International - Personal Insurance
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	20%	10%	(2)%
Foreign exchange effect	4	7	3
Increase (decrease) as reported in U.S. dollars	24%	17%	1%

General Operating Expenses - Change in Constant Dollar

Three Months Ended
General Insurance	June 30, 2021
Foreign exchange effect on general operating expenses:
Change in general operating expenses
Increase (decrease) in original currency	(4)%
Foreign exchange effect	2
Increase (decrease) as reported in U.S. dollars	(2)%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended
	June 30,
	2021	2020
Total General Insurance
Combined ratio	92.5	106.0
Catastrophe losses and reinstatement premiums	(2.1)	(11.9)
Prior year development	0.7	0.8
Accident year combined ratio, as adjusted	91.1	94.9

North America
Combined ratio	93.7	117.8
Catastrophe losses and reinstatement premiums	(2.9)	(20.2)
Prior year development	1.6	1.0
Accident year combined ratio, as adjusted	92.4	98.6

North America - Commercial Lines
Combined ratio	93.0	119.4
Catastrophe losses and reinstatement premiums	(2.9)	(23.4)
Prior year development	1.1	1.4
Accident year combined ratio, as adjusted	91.2	97.4

North America - Personal Insurance
Combined ratio	98.1	108.7
Catastrophe losses and reinstatement premiums	(3.0)	(2.6)
Prior year development	5.0	(1.3)
Accident year combined ratio, as adjusted	100.1	104.8

International
Combined ratio	91.8	97.1
Catastrophe losses and reinstatement premiums	(1.5)	(5.7)
Prior year development	(0.1)	0.7
Accident year combined ratio, as adjusted	90.2	92.1

International - Commercial Lines
Combined ratio	88.7	99.5
Catastrophe losses and reinstatement premiums	(1.4)	(11.4)
Prior year development	(0.4)	2.5
Accident year combined ratio, as adjusted	86.9	90.6

International - Personal Insurance
Loss ratio	55.2	52.9
Catastrophe losses and reinstatement premiums	(1.6)	0.4
Prior year development	0.4	(1.2)
Accident year loss ratio, as adjusted	54.0	52.1

Combined ratio	95.2	94.3
Catastrophe losses and reinstatement premiums	(1.6)	0.4
Prior year development	0.4	(1.2)
Accident year combined ratio, as adjusted	94.0	93.5

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of General Insurance Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2021	2020
Adjusted pre-tax income	$1,194	$175
Interest expense on attributed financial debt	147	142
Adjusted pre-tax income including attributed interest expense	1,047	33
Income tax expense	263	9
Adjusted after-tax income	784	24
Dividends declared on preferred stock	3	3
Adjusted after-tax income attributable to common shareholders	$781	$21

Ending adjusted segment common equity	$25,473	$25,195
Average adjusted segment common equity	$25,369	$25,065
Return on adjusted segment common equity	12.3%	0.3%

Total segment shareholder’s equity	$26,308	$25,403
Less: Preferred equity	197	194
Total segment common equity	26,111	25,209
Less: Accumulated other comprehensive income (AOCI)	849	309
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	211	295
Total adjusted segment common equity	$25,473	$25,195

Reconciliation of Life and Retirement Return on Adjusted Segment Common Equity

	Three Months Ended
	June 30,
	2021	2020
Adjusted pre-tax income	$1,124	$895
Interest expense on attributed financial debt	74	68
Adjusted pre-tax income including attributed interest expense	1,050	827
Income tax expense	211	165
Adjusted after-tax income	839	662
Dividends declared on preferred stock	2	2
Adjusted after-tax income attributable to common shareholders	$837	$660

Ending adjusted segment common equity	$20,689	$19,101
Average adjusted segment common equity	$20,458	$19,625
Return on adjusted segment common equity	16.4%	13.5%

Total segment shareholder’s equity	$29,558	$26,712
Less: Preferred equity	139	127
Total segment common equity	29,419	26,585
Less: Accumulated other comprehensive income (AOCI)	11,860	11,332
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets	3,130	3,848
Total adjusted segment common equity	$20,689	$19,101

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of Premiums and Deposits

	Three Months Ended
	June 30,
	2021	2020
Individual Retirement:
Premiums	$32	$38
Deposits	3,949	1,759
Other	(3)	(3)
Total premiums and deposits	$3,978	$1,794

Group Retirement:
Premiums	$4	$3
Deposits	2,251	1,667
Other	-	-
Total premiums and deposits	$2,255	$1,670

Life Insurance:
Premiums	$532	$491
Deposits	409	421
Other	220	207
Total premiums and deposits	$1,161	$1,119

Institutional Markets:
Premiums	$1,077	$1,090
Deposits	559	39
Other	5	6
Total premiums and deposits	$1,641	$1,135

Total Life and Retirement:
Premiums	$1,645	$1,622
Deposits	7,168	3,886
Other	222	210
Total premiums and deposits	$9,035	$5,718